Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States 大成 Salans FMC SNR Denton McKenna Long dentons.com

October 5, 2021

INVO Bioscience, Inc.

5582 Broadcast Court
Sarasota, Florida 34240

Re: Sale of Shares of Common Stock registered pursuant to Registration Statement on Form S-3 (File No. 333-255096)

Ladies and Gentlemen:

We have acted as counsel to INVO Bioscience, Inc., a Nevada corporation (the “Company”), in connection with a registration statement on Form S-3, File No. 333-255096 (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed on October 5, 2021 pursuant to Rule 424(b) under the Act, dated as of October 1, 2021 (the “Prospectus Supplement”), under which the Company offered 1,240,737 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Shares are being sold pursuant to a securities purchase agreement dated as of October 1, 2021, by and among the Company and certain investors listed on the signature page thereto (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Articles of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (Prospectus Supplement and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed necessary under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant, that the Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Purchase Agreements, will be validly issued, fully paid and nonassessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

INVO Bioscience, Inc. October 5, 2021 Page 2	Salans FMC SNR Denton dentons.com

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than the Nevada Revised Statutes and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP
Dentons US LLP